UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2013

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)

0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2013, R. Wayne Fritzsche resigned as a director of Pressure BioSciences, Inc. (the “Company”). Mr. Fritzsche informed the Board of Directors (the “Board”) of the Company that he was resigning to pursue full-time employment with the Company and that his reasons for resigning were not the result of any disagreement with the Company. The Board accepted Mr. Fritzsche’s resignation.

Pursuant to a recommendation by the Nominating Committee of the Board, on February 7, 2013 the Board appointed Dr. Michael S. “Mickey” Urdea as a director to fill the vacancy created by Mr. Fritzsche’s resignation, effective as of February 8, 2013. Dr. Urdea will be a Class III director with a term expiring at the Company’s 2014 annual meeting of shareholders.

Dr. Urdea will receive an annual Board retainer in the amount of $30,000. Dr. Urdea will also receive $20,000 annually to develop and lead the Company’s Scientific Advisory Board (the “SBA”). Dr. Urdea has agreed to accrue such fees until such time in the future that the Board determines that the overall financial and cash position of the Company will allow payments of such amounts. The Company and Dr. Urdea have further agreed that in lieu of payment of a portion of his annual Board and SBA related fees for his first year of service, $12,500 of the annual Board retainer and $10,000 of the annual SBA related fees would be converted into the Company’s private placement of units consisting of Series J Convertible Preferred Stock and warrants to purchase restricted common stock pursuant to the terms of the private placement. In addition, as a non-employee director, Dr. Urdea was granted options to purchase 25,000 shares of the Company’s common stock upon appointment as a director, which options vested immediately upon grant, and 25,000 restricted shares of the Company’s common stock, which restricted shares will vest on a monthly basis during his first year of service.

Dr. Urdea has devoted his 30-year career to human diagnostics in a variety of capacities. He has been involved in the discovery of new biomarkers, the development of new technologies for biomarker discovery, validation and commercialization, diagnostic test development, manufacturing and marketing, and the management of companies involved in these activities. Dr. Urdea founded and is a Managing Partner for Halteres Associates, a biotechnology consulting firm. He also founded and served as Chief Executive Officer of Tethys Bioscience, a proteomics-based diagnostics company involved in preventative personalized medicine. Tethys’ first product was the protein-based PreDx Diabetes Risk Score Test, which was introduced in 2008. Additionally, Dr. Urdea is a founder and the Chairman of Catalysis Foundation for Health, an organization addressing gaps in global healthcare caused by inefficiencies in disease diagnosis and monitoring. He serves as an expert consultant to the life sciences industry and is on the scientific advisory boards and boards of directors of a number of biotechnology, diagnostics, venture capital and philanthropic organizations.

Prior to his current business activities, Dr. Urdea founded the Nucleic Acid Diagnostics group at Chiron Corporation, and with colleagues, invented branched DNA molecules for amplification of signal in nucleic acid complexes. Application of this technology resulted in the first commercial products for quantification of human hepatitis B, hepatitis C, and human immunodeficiency viruses (HBV, HCV, and HIV, respectively). He then became business head of the Molecular Diagnostics group and Chief Scientific Officer at Bayer Diagnostics. He was also a member of the Bill and Melinda Gates Foundation Diagnostic Forum.

Dr. Urdea is an author on nearly 200 peer-reviewed scientific publications, nearly 300 abstracts and international scientific presentations, and more than 100 issued and pending patents. He received his BS in Biology and Chemistry from Northern Arizona University in Flagstaff and his Ph.D in Biochemistry from Washington State University in Pullman.

A copy of the press release that the Company issued on February 12, 2013 announcing the appointment of Dr. Urdea is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Exhibit Description
99.1	Press release dated February 12, 2013 of Pressure BioSciences, Inc. furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 12, 2013	PRESSURE BIOSCIENCES, INC.
/s/Richard Schumacher
	By:	_____________________________
Richard Schumacher, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release dated February 12, 2013 of Pressure BioSciences, Inc. furnished herewith.